Corporations Section
P.O.Box 13697
Austin, Texas 78711-3697

David Whitley
Secretary of State

Office of the Secretary of State

March 14, 2019

Capitol Services Inc
P O Box 1831
Austin, TX 78767 USA

RE: Wound Management Technologies, Inc.
File Number: 800036706

It has been our pleasure to file the Resolution Establishing a Series of Shares for the referenced entity. Enclosed is the certificate evidencing filing. Payment of the filing fee is acknowledged by this letter.

If we may be of further service at any time, please let us know.

Sincerely,

Corporations Section
Business & Public Filings Division
(512) 463-5555

Enclosure

Corporations Section
P.O.Box 13697
Austin, Texas 78711-3697

David Whitley
Secretary of State

Office of the Secretary of State

CERTIFICATE OF FILING
OF

Wound Management Technologies, Inc.
File Number: 800036706

The undersigned, as Secretary of State of Texas, hereby certifies that the Resolution Establishing a Series of Shares for the above named entity has been received in this office and has been found to conform to the applicable provisions of law.

ACCORDINGLY, the undersigned, as Secretary of State, and by virtue of the authority vested in the secretary by law, hereby issues this certificate evidencing filing effective on the date shown below.

Dated: 03/13/2019

Effective: 03/13/2019

David Whitley
Secretary of State

Form 426 (Revised 05/11) Return in duplicate to: Secretary of State P.O. Box 13697 Austin, TX 78711-3697 512 463-5555 FAX: 512/463-5709 **Filing Fee: $15**	**Resolution Relating to a Series of Shares**	This space reserved for office use. FILED In the Office of the Secretary of State of Texas MAR 13 2019 Corporations Section

Entity Information

The name of the corporation is:

Wound Management Technologies, Inc.

State the name of the entity as currently shown in the records of the secretary of state.

The file number issued to the filing entity by the secretary of state is: 800036706

Copy of Resolution

(Please check only one box.)

☒ A copy of a resolution establishing and designating a series of shares is attached.

☐ A copy of a resolution increasing or decreasing the number of shares in an established series is attached.

☐ A copy of a resolution deleting an established series is attached.

☐ A copy of a resolution amending an established series is attached.

Adoption of Resolution

The resolution was adopted by all necessary action on the part of the corporation on:

March 7, 2019

mm/dd/yyyy

Effectiveness of Filing (Select either A, B, or C.)

A. ☒ This document becomes effective when the document is filed by the secretary of state.

B. ☐ This document becomes effective at a later date, which is not more than ninety (90) days from the date of signing. The delayed effective date is: ______________________

C. ☐ This document takes effect upon the occurrence of a future event or fact, other than the passage of time. The 90th day after the date of signing is: ______________________

The following event or fact will cause the document to take effect in the manner described below:

____

____

Execution

The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Date: March 11, 2019

M. McNeil

____

Chief Financial Officer

Signature and title of authorized officer

CERTIFICATE OF DESIGNATIONS
OF
SERIES F CONVERTIBLE PREFERRED STOCK OF
WOUND MANAGEMENT TECHNOLOGIES, INC.

Pursuant to Section 21.555 of the
Texas Business Organizations Code

Wound Management Technologies, Inc. (the "Corporation"), a corporation organized and existing under the Texas Business Organizations Code,

DOES HEREBY CERTIFY

That, pursuant to the authority expressly vested in the Board of Directors of the Corporation (the "Board of Directors") by Article Four of the Certificate of Formation of the Corporation, as amended (the "Certificate of Formation"), the Board of Directors duly adopted at a meeting held on March 7, 2019, the following resolution providing for the creation of a series of preferred stock, par value $10.00 per share, consisting of 1,200,000 shares.

RESOLVED, that:

1. Designation and Amount. There shall be established a series of shares of preferred stock, with a par value of $10.00 per share, designated as "Series F Preferred Stock," and the number of shares constituting such series shall be 1,200,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series F Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into shares of Series F Preferred Stock .

2. Rank. All shares of Series F Preferred Stock shall rank prior, both as to payment of dividends and as to distributions of assets upon liquidation or winding up of the Corporation, whether voluntary or involuntary, to all of the Corporation's now or hereafter issued Common Stock, par value $0.001 per share (the "Common Stock").

3. Dividends and Distributions. Subject to adjustment set forth in Section 8, upon the declaration of dividends for the holders of Common Stock (as consistent with the requirements of the Certificate of Formation and the Texas Business Organizations Code), for every share of Series F Preferred Stock, the holder of each such share shall then be entitled to the amount of dividends payable to 200 shares of Common Stock.

4. Voting Rights. Except as set forth in Section 8 or as otherwise required by law, the holder of each shares of Series F Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series F Preferred Stock could be converted at the record date for determination of the shareholders entitled to vote on such matters, such votes to be counted together with all other shares of capital stock of the

Corporation having general voting power and not separately as a class or series. Holders of shares of Series F Preferred Stock shall be entitled to receive the same notice of any shareholders' meeting as is provided to holders of Common Stock. The Corporation will cause to be transmitted to the registered holders of the shares of Series F Preferred Stock all reports and communications from the Corporation that are generally mailed to holders of its Common Stock.

5. Reacquired Shares. Any shares of Series F Preferred Stock purchased or otherwise acquired by the Corporation shall become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Formation, or in any other certificate of designation creating a series of preferred stock or any similar stock or as otherwise required by law.

6. Winding Up. In the event of a liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of Series F Preferred Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are stated capital or surplus of any nature, an amount equal to $5.00 per share, and no more, before any payment shall be made or any assets distributed to the holders of Common Stock or any other class or series of the Corporation's capital stock ranking junior as to liquidation rights to the Series F Preferred Stock (the "Junior Liquidation Stock"); provided, however, that such rights shall accrue to the holders of Series F Preferred Stock only in the event that the Corporation's payments with respect to the liquidation preferences of the holders of capital stock of the Corporation ranking senior as to liquidation rights to the Series F Preferred Stock (the "Senior Liquidation Stock") are fully met. The entire assets of the Corporation available for distribution after the liquidation preferences of the Senior Liquidation Stock are fully met shall be distributed ratably among the holders of the Series F Preferred Stock and any other class or series of the Corporation's capital stock which may hereafter be created having parity as to liquidation rights with the Series F Preferred Stock in proportion to the respective preferential amounts to which each is entitled (but only to the extent of such preferential amounts). Neither a consolidation or merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation or winding up of the Corporation.

7. Amendment. If any shares of Series F Preferred Stock are outstanding, the Certificate of Formation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the shares of Series F Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series F Preferred Stock, voting together as a single class.

8. Conversion.

(a) Right to Conversion. Each share of Series F Preferred Stock shall be convertible at the option of the holder thereof, at any time, into fully paid and nonassessable shares of Common Stock and such other securities and property as hereinafter provided, initially at the rate of 200 shares of Common Stock for each full share of Series F Preferred Stock (the "Conversion Rate").

(b) Outstanding Shares. For purposes of this Certificate of Designations, all shares of Series F Preferred Stock shall be deemed outstanding until, for shares being converted to Common Stock, the date of surrender of certificates evidencing shares of Series F Preferred Stock.

(c) Conversion Procedures. Any holder of shares of Series F Preferred Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates evidencing such shares of Series F Preferred Stock to the Corporation, and if the Corporation shall so require, shall be duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation or in blank, accompanied by irrevocable written notice to the Corporation that the holder elects so to convert such shares of Series F Preferred Stock and specifying the name or names (with address) in which a certificate or certificates evidencing shares of Common Stock are to be issued.

No adjustments in respect of dividends on shares surrendered for conversion or any dividend on the Common Stock issued upon conversion shall be made upon the conversion of any shares of Series F Preferred Stock.

The Corporation shall, as soon as practicable after receipt of such certificates evidencing shares of Series F Preferred Stock and written notice and compliance with any other conditions herein contained, cause to be delivered to the person for whose account such shares of Series F Preferred Stock were so surrendered, certificates evidencing the number of full shares of Common Stock to which such person shall be entitled as aforesaid, together with a cash adjustment of any fraction of a share as hereinafter provided. Subject to the following provisions of this paragraph, such conversion shall be deemed to have been made as of the date of such surrender of the shares of Series F Preferred Stock to be converted, and the person entitled to receive the Common Stock deliverable upon conversion shall be treated for all purposes as the record holder of such Common Stock on such date; provided, however, that the Corporation shall not be required to convert any shares of Series F Preferred Stock while the stock transfer books of the Corporation are closed for any purpose, but the surrender of Series F Preferred Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books as if the surrender had been made on the date of such reopening, and the conversion shall be at the Conversion Rate in effect on such date.

(d) Adjustment of Conversion Rate. The Conversion Rate shall be subject to adjustment from time to time as follows:

(i) In case the Corporation shall (1) pay a dividend or make a distribution on its Common Stock that is paid or made (A) in other shares of stock of the Corporation or (B) in rights to purchase stock or other securities if such rights are not separable from the Common Stock except upon the occurrence of a contingency, (2) subdivide its outstanding shares of Common Stock into a greater number of shares or (3) combine its outstanding shares of Common Stock into a smaller number of shares, then in each such case the Conversion Rate in effect immediately prior thereto shall be adjusted retroactively so that the holder of any shares of Series F Preferred Stock thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock and other shares and rights to purchase stock or other securities (or, in the event of

the redemption of any such shares or rights, any cash, property or securities paid in respect of such redemption) which such holder would have owned or have been entitled to receive after the happening of any event described above had such shares of Series F Preferred Stock been converted immediately prior to the happening of such event. An adjustment made pursuant to this subparagraph (i) shall become effective immediately after the record date in the case of a dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision or combination

(ii) In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them (for a period expiring within 45 days after the date fixed for determination mentioned below) to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (determined as provided below) of the Common Stock on the date fixed for the determination of shareholders entitled to receive such rights or warrants, then the Conversion Rate in effect at the opening of business on the day following the date fixed for such determination shall be increased by multiplying such Conversion Rate by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase and the denominator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price, such increase to become effective immediately after the opening of business on the day following the date fixed for such determination; provided, however, that in the event that all the shares of Common Stock offered for subscription or purchase are not delivered upon the exercise of such rights or warrants, upon the expiration of such rights or warrants the Conversion Rate shall be readjusted to the Conversion Rate which would have been in effect had the numerator and the denominator of the foregoing fraction and the resulting adjustment been made based upon the number of shares of Common Stock actually delivered upon the exercise of such rights or warrants, rather than upon the number of shares of Common Stock offered for subscription or purchase. For the purposes of this subparagraph (ii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation.

(iii) In case the Corporation shall by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness, cash (excluding ordinary cash dividends paid out of retained earnings of the Corporation), other assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in subparagraphs (i) and (ii) above), then in each such case the Conversion Rate shall be adjusted retroactively so that the same shall equal the rate determined by multiplying the Conversion Rate in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided below) of the Common Stock on the date fixed for such determination and the denominator shall be such current market price per share of the Common Stock less the amount of cash and the then fair market value (as determined by the Board of Directors,

whose determination shall be conclusive and described in a resolution of the Board of Directors) of the portion of the assets, rights or evidences of indebtedness so distributed applicable to one share of Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such distribution.

(iv) For the purpose of any computation under subparagraphs (ii) and (iii), the current market price per share of Common Stock on any date shall be deemed to be the average of the daily closing prices for the 20 consecutive trading days commencing with the 30th trading day before the day in question. The closing price for each day shall be the reported last sales price or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in either case on the stock exchange or in the over-the-counter market in which the Common Stock is trading, or, if such prices are not available, the fair market value set by, or in a manner established by, the Board of Directors of the Corporation in good faith. "Trading day" shall mean a day on which the relevant stock exchange or trading market is open for the transaction of business.

(v) No adjustment in the Conversion Rate shall be required unless such adjustment would require an increase or decrease of at least 1% in such rate: provided, however, that the Corporation may make any such adjustment at its election; and provided, further, that any adjustments which by reason of this subparagraph (v) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 8 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

(vi) Whenever the Conversion Rate is adjusted as provided in any provision of this Section 8:

1. the Corporation shall compute the adjusted Conversion Rate in accordance with this Section 8 and shall prepare a certificate signed by the principal financial officer of the Corporation setting forth the adjusted Conversion Rate and showing in reasonable detail the facts upon which such adjustment is based; and

2. a notice stating that the Conversion Rate has been adjusted and setting forth the adjusted Conversion Rate shall forthwith be required, and as soon as practicable after it is required, such notice shall be mailed by the Corporation to all record holders of Series F Preferred Stock at their last addresses as they shall appear in the stock transfer books of the Corporation.

(vii) In the event that at any time, as a result of any adjustment made pursuant to this Section 7, the holder of any shares of Series F Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of Common Stock or to receive any other securities, the number of such other shares or securities so receivable upon conversion of any share of Series F Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly

equivalent as practicable to the provisions contained in this Section 8 with respect to the Common Stock.

(e) No Fractional Shares. No fractional shares or scrip representing fractional shares of Common Stock shall be issued upon conversion of Series F Preferred Stock. If more than one certificate evidencing shares of Series F Preferred Stock shall be surrendered for conversion at one time by the same holder, the number of full shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series F Preferred Stock so surrendered. Instead of any fractional share of Common Stock which would otherwise be issuable upon conversion of any shares of Series F Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the same fraction of the market price per share of Common Stock at the close of business on the day of conversion.

(f) Reclassification, Consolidation, Merger or Sale of Assets. In case of any reclassification of the Common Stock, any consolidation of the Corporation with, or merger of the Corporation into, any other person, any merger of another person into the Corporation (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the Corporation), any sale or transfer of all or substantially all of the assets of the Corporation or any compulsory share exchange, pursuant to which share exchange the Common Stock is converted into other securities, cash or other property, then lawful provision shall be made as part of the terms of such transaction whereby the holder of each share of Series F Preferred Stock then outstanding shall have the right thereafter, during the period such share shall be convertible, to convert such share only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of Common Stock of the Corporation into which such share of Series F Preferred Stock might have been converted immediately prior to such reclassification, consolidation, merger, sale, transfer or share exchange. The Corporation, the person formed by such consolidation or resulting from such merger or which acquires such assets or which acquires the Corporation's shares, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document shall provide for adjustments which, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent document, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 8. The above provisions shall similarly apply to successive reclassifications, consolidations, mergers, sales, transfers or share exchanges.

(g) Reservation of Shares: Transfer Taxes; Etc. The Corporation shall at all times reserve and keep available, out of its authorized and unissued stock, solely for the purpose of effecting the conversion of the Series F Preferred Stock, such number of shares of its Common Stock free of preemptive rights as shall from time to time be sufficient to effect the conversion of all shares of Series F Preferred Stock from time to time outstanding. The Corporation shall from time to time, in accordance with the laws of the State of Texas, increase the authorized number of shares of Common Stock if at any time the number of shares of Common Stock not outstanding shall not be sufficient to permit the conversion of all the then-outstanding shares of Series F Preferred Stock.

The Corporation shall pay any and all issue or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of the Series F Preferred Stock. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue or delivery of Common Stock (or other securities or assets) in a name other than that in which the shares of Series F Preferred Stock so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

For purposes of the Securities Act of 1933 and Rule 144 thereunder, the shares of Common Stock received on conversion shall retain the same attributes with respect to restriction on transfer as the shares of Series F Preferred Stock so converted, and certificates evidencing such Common Stock shall contain legends thereon as the Corporation shall determine.

Before taking any action which would cause an adjustment reducing the Conversion Rate, such that the effective conversion price would be below the then par value of the Common Stock, the Corporation shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at the Conversion Rate as so adjusted.

9. Preemptive Rights. No holder of the Series F Preferred Stock is entitled to any preemptive or subscription rights in respect of any securities of the Corporation.

10. Severability of Provisions. Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

11. Prior Notice of Certain Events. In the event:

(a) that the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the shares of Series F Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(b) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation's assets to another Person; or

(c) of the voluntary or involuntary liquidation or winding-up of the Corporation;

then, and in each such case, the Corporation shall send or cause to be sent to each holder of record of shares of Series F Preferred Stock at the address specified for such holder in the books

and records of the Corporation at least 15 days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the shares of Series F Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, liquidation or winding-up, and the amount per share and character of such exchange applicable to the shares of Series F Preferred Stock and the Common Stock.

RESOLVED, that each officer of the Corporation be, and hereby is, authorized and directed, in the name and on behalf of the Corporation, to prepare, execute and file with the Secretary of State of Texas the Certificate of Designations to create the new Series F Preferred Stock as set forth above.